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                                                                   EXHIBIT 10.38

                                LICENSE AGREEMENT


         This Agreement is made by and between Westinghouse Electric Corporation, a Delaware corporation, having a principal place of business at 1515 Broadway, New York, NY 10036 (hereinafter referred to as "Westinghouse"), and Salton, Inc., a Delaware corporation, having a principal place of business at 1955 W. Field Court, Lake Forest, IL 60045 (hereinafter referred to as "Salton").

         WHEREAS, Westinghouse is the owner of certain valuable and famous trademarks;

         WHEREAS, Salton and its subsidiaries and affiliates are in the business of sourcing the manufacture of, manufacturing, marketing, distributing and selling, primarily to retailers certain Products as herein defined; and

         WHEREAS, Salton currently is a sublicensee of the White Westinghouse trademark from White Consolidated Industries, Inc., as a sublicensor.

         WHEREAS, Salton desires to become licensed under certain Westinghouse trademarks and Westinghouse is willing to grant such license under the following terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows.

                                1.0 - DEFINITIONS

         In this Agreement the following expressions have the following meanings:

         1.1 Categories - the categories of Products identified in Appendix A attached hereto and made a part hereof.

         1.2 Licensing Manual - The Westinghouse Corporate Identity and Licensing Manual attached hereto and made a part hereof as Appendix B.

         1.3 Marks - The trademarks "Westinghouse" and "Circle W" as shown in Appendix C attached hereto and made a part hereof.

         1.4 NS - "Net Sales" - The aggregate of the gross receipts from sales of Products less (a) returned goods, refunds, credits and allowances actually made or allowed to a customer with respect to those Products, (b) freight or handling charges charged to customers or incurred on returned goods, and (c) sales and excise taxes actually paid.

         1.5 Products - The articles described and listed in Appendix A attached hereto and made a part hereof.

         1.6 Territory - North America, South America, Europe, Africa, Asia and Australia-New Zealand (each of such areas are called "Subterritories").

         1.7 White Westinghouse Agreement - The licenses agreement between White Consolidated Industries, Inc. and Salton/Maxim Housewares Inc. dated February 6, 1996, as amended.


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                               2.0 - LICENSE GRANT

         2.1 Unless sooner terminated, Westinghouse hereby grants Salton an exclusive license, without the right to grant sublicenses (except as set forth herein), to use the Marks during the Term (as defined in Section 9.2) solely on or in connection with the Products and solely in the Territory. Westinghouse reserves to itself all other rights in and to the Marks. Notwithstanding the foregoing, Salton may grant sublicenses to use the Mark consistent with the terms of this Agreement to a wholly-owned subsidiary provided that such subsidiary agrees to be bound by the terms of this Agreement and that such subsidiary remains a wholly-owned subsidiary of Salton.

         2.2 Salton shall use the Marks only in the form approved in writing by Westinghouse and with no departures in appearance or treatment. Salton shall use its best efforts to ensure that the Marks used under this Agreement comply in every respect with the Licensing Manual.

         2.3 Salton shall not use nor authorize others to use the Marks outside the Territory or on any other goods or merchandise of any kind other than as specifically set forth in this Agreement or as otherwise agreed to by the parties in writing. Salton shall have the right to source the manufacture of Products in the Subterritory of Asia and any other Subterritory from which it sources material amounts of Products which it markets regardless of whether Salton has retained the right to sell Products in such Subterritory pursuant to this Agreement. Salton may request, in writing, Westinghouse's consent solely to manufacture in other Subterritories, which consent may not be unreasonably denied.

         2.4 Salton shall not sell any Products nor authorize others to sell any Products outside the Territory nor to any party where they reasonably believe Products will be sold outside the Territory.

         2.5 No rights are granted for the distribution of Products as premiums, promotions or giveaways.

         2.6 The license granted is personal to Salton and is not assignable for any reason without Westinghouse's prior written consent.

         2.7 Nothing in this Agreement is to be construed as an assignment or grant to Salton of any right, title or interest in the Marks or in any copyright, design, trade name, trademarks, trade dress or other property right beyond the limited license expressly granted hereby. Salton agrees not to assert any rights in the Marks, contrary to the provisions of this Agreement.

         2.8 Salton acknowledges that White Consolidated Industries, Inc. has licensed certain parties to use the White-Westinghouse marks in Spain, Portugal, Argentina and Mexico as identified in Appendix D to this Agreement and that such licenses shall not constitute or be deemed a breach of the grant of the license to Salton by Westinghouse to use the Marks as set forth in this Agreement or of any other provision of this Agreement.

                         3.0 - RESPONSIBILITY OF SALTON

         3.1 Prior to any use of any Marks, Salton shall, at Salton's expense, submit to Westinghouse, for Westinghouse's written approval, the following: (a) two (2) specimens of each design of Product on which said Marks are to appear (the "Specimens"); (b) clearance from Underwriters Laboratories, Inc. or a similar recognized independent consumer product safety testing company for each Specimen ("Test Reports"); (c) all artwork which Salton intends to use in connection with the Marks; and (d) all packaging, advertising and promotional literature which Salton intends to use in the marketing or merchandising of the Products. Westinghouse shall give Salton written notice of approval or disapproval

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within ten (10) business days from its receipt of the Specimens, and should
Westinghouse disapprove, its written notice shall explain in detail the reasons for disapproval so that Salton may prepare and submit new Specimens. After Westinghouse has given its written approval of said Specimens, then the approved product, quality, packaging, advertising and promotional literature shall be the standard for the relevant design of Product produced thereafter (the "Approved Quality"). Thereafter, consecutively at twelve (12) month intervals, Salton shall, at Salton's expense, submit to Westinghouse not less than two (2) randomly selected production run samples ("Sample") of each design of the Products and Test Reports (if any) respecting such Products that are prepared during the previous 12 month period. Notwithstanding the foregoing, Westinghouse understands and agrees that once a design of Product is approved by Westinghouse, Salton shall not be required by this provision to obtain additional testing of such Product design. Salton shall obtain Westinghouse's prior approval on any new design of Product on which the Marks will be used. Without the prior written approval of Westinghouse, Salton shall not sell or distribute any design of Product which deviates from the Approved Quality. Products or any component thereof not meeting the Approved Quality, including "second and irregulars," are not to be sold or distributed under any circumstances without Westinghouse's prior written consent. Notwithstanding the foregoing, provided Salton gives Westinghouse prior notice, Salton may from time to time revise packaging for the Products solely to include or change statements or other information which may be required by the rules of the Underwriters' Laboratories, Inc. or laws or regulations of any jurisdiction where the Products are sold.

         3.2 Westinghouse, at its own expense, has the right at reasonable times on notice to Salton to: (i) inspect Salton's manufacturing facilities, warehouses and other facilities directly related to the Products and (ii) request and cause Salton to arrange for Westinghouse's inspection of manufacturing facilities from which Salton sources the manufacture of Products. Salton agrees to cooperate with Westinghouse in carrying out such inspections.

         3.3 Salton shall design, manufacture, source the manufacture of, advertise, promote (through dealers co-op funding or otherwise), sell and ship the Products, in a diligent and professional manner. Salton shall procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. Salton shall design, cause the manufacture of, advertise and promote the Products so that each of the Products fulfills the following criteria: (i) they are not designed, manufactured or marketed as lowest price point products; (ii) they are priced to customers as above the lowest price points for such products and are so called mid level products; (iii) they have manufacturing, design, quality, and additional features that are similar to the products marketed by others that are commonly perceived in the small kitchen electrics or houseware product business as mid level products (but not, except as agreed to by Salton, highest quality or most expensive)and, for example, are approximately equivalent in quality to and expected to be approximately as expensive in the consumer market as other branded Products in the same product category that might compete with the Products marketed under the Marks. Salton shall not create a retail exclusive arrangement respecting Products bearing the Marks without the prior written consent of Westinghouse.

         3.4 Salton agrees to inform Westinghouse of the details of the use of the Marks, including graphics, position, size, color, script and the like, and Westinghouse reserves the right to inspect and to approve the use of the Marks.

         3.5 Salton shall refrain from and shall not authorize others to use or misuse the Marks so as to bring discredit to Westinghouse.

         3.6 Salton agrees that all use of the Marks by Salton under this Agreement inures to the benefit of Westinghouse. Salton agrees that at the termination or expiration of this Agreement, Salton will be deemed to have assigned, transferred and conveyed to Westinghouse any rights, equities, good


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will, titles or other rights in and to the Marks which may have been obtained by
Salton or which may have vested in Salton in pursuance of endeavors covered hereby, and that Salton will execute any instrument requested by Westinghouse to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

         3.7 Salton shall comply with any laws, rules and/or regulations, including, but not limited to, any county, state and/or federal law, with regard to the use of the Marks and the design, manufacture, and, to the extent controlled by Salton, the advertisement, promotion, sale and shipment of the Products.

         3.8 Salton shall not apply for the registration of, or cause the filing of an application for the registration of, a trade name, trademark or service mark which is identical to or confusingly similar to the Marks; provided that Salton shall have the right to continue the use of the "White Westinghouse" trademark as set forth in this Agreement.

         3.9 Salton shall promptly notify Westinghouse of any infringement or potential infringement of the Marks that come to its attention. Salton will cooperate with Westinghouse, at Westinghouse's request, in taking steps to terminate such infringement. However, Salton shall not take any legal action to protect against any infringement of the Marks without Westinghouse's permission. Westinghouse will take action against infringers to defend the Marks but shall not be required to bring or prosecute actions or suits. Any and all damages recovered in any action or proceeding commenced by Westinghouse shall belong solely and exclusively to Westinghouse. To the extent that Salton incurs reasonable out of pocket legal fees and other costs in connection with Westinghouse requests under this Section 3.9, Westinghouse shall reimburse Salton within forty-five (45) days following a request therefor accompanied by reasonable documentation.

         3.10 Salton acknowledges and agrees that any unauthorized use or misuse of the Marks by or for Salton will result in irreparable harm to Westinghouse and that Westinghouse, in addition to any other rights or remedies specified in this Agreement, shall be entitled to any remedy, legal or equitable, including without limitation preliminary injunctive relief, to correct any harm which results from such violation.

         3.11 Salton shall use its best efforts to maximize use of the Marks consistent with reasonable marketing plans.

         3.12 Salton agrees to meet with Westinghouse at least once per year to review and discuss advertising and promotion plans for the Products.

         3.13 Salton shall adopt a mechanism by which it will respond to inquiries from customers and other third parties respecting the operation and repair of the Products.

         3.1.4 During the Term of this Agreement, Licensee shall not (i) enter into an agreement with a third party for products or (ii) design, manufacture, source the manufacture, advertise, sell or ship products, that would compete with those Products in the Category identified as "Vacuum Cleaners," except that this Section 3.1.4 shall not apply to the retailer-owned house brands, such as Kenmore, marketed by Sears Roebuck & Company.

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                               4.0 - COMPENSATION


         4.1 Salton agrees to pay Westinghouse a royalty at the rate of *% of the NS of all sales of Products through television response sales and infomercials and a royalty at the rate of *% of all the NS of all other sales of Products. If a NS is not available for such Products, a commercially equivalent amount shall apply.

         4.2 Commencing with the third twelve (12) month period of this Agreement ("Contract Year") and for each Contract Year thereafter, subject to adjustment as set forth in Section 4.3, below, Salton agrees to pay Westinghouse the minimum royalty payments for each Category ("Category Minimum Annual Royalty") as set forth below:

         Category                          Category Minimum Annual Royalty ($US)
         --------                          ------------------------------------
         Kitchen Electronics                                  $*
         Fans/Heaters                                         $*
         Personal Care                                        $*
         Table Top Cleaners                                   $*
         Clocks                                               $*
         Vacuums                                              $*

Each twelve month period shall correspond to the fiscal year of Salton. Salton uses a 52/53 week fiscal year; each fiscal year of Salton ends at the close of business on the Saturday of the last calendar week that begins in June, regardless of whether the Saturday of such week falls in June or July. The first day of the next fiscal year will begin on a Sunday. Consequently, the first Contract Year of this Agreement begins on Sunday, June 30, 2002. The second Contract Year and all succeeding Contract Years shall begin on the next day following the end of the next preceding Contract Year.

         4.3 Commencing with the fourth Contract Year and for each Contract Year thereafter during the Term, the Category Minimum Annual Royalty for each Category of Products shall be increased by *%.

         4.4 All Category Minimum Annual Royalties shall be payable in equal quarterly installments commencing with the initial quarter of the third (3rd) Contract Year; however, amounts paid by Salton to Westinghouse pursuant to
Section 4.1 for each Category shall be credited against the applicable Category Minimum Annual Royalty for the quarter in which it accrued.

         4.5 Salton shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of determining the amount payable to Westinghouse under this Agreement. Said books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain, to an inspection, on a confidential basis, by an independent certified public accountant retained by Westinghouse, at Westinghouse's expense, for the purposes of verifying Salton's payments, and Salton's compliance in other respects with this Agreement; provided however, that Westinghouse shall not have the right to audit the books and records of Salton during a period beginning six (6) full calendar weeks before the end of Salton's fiscal year and ending at the end of the sixth
(6th) full calendar week after such fiscal year. If such inspection and resulting report indicate an underpayment by Salton which extends beyond the forty-fifth (45th) day next following the end of the last quarter of each fiscal year of Salton, Salton shall immediately pay such amount to Westinghouse with interest at prime rate as established by Mellon Bank, N.A. or any successor, at the time of the inspection, and should such under-payment be in excess of $5,000 Salton shall also bear all costs of the inspection.

--------
* Confidential Treatment Requested

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         4.6 By the forty-fifth (45th) day next following the end of each quarter of each fiscal year of Salton, Salton shall deliver to Westinghouse a true and accurate report certified by an officer or the Controller of Salton, giving such particulars of the business conducted by Salton hereunder, during the preceding calendar quarter under this Agreement as are pertinent to an accounting under this Agreement. These shall include at least the following:

                  (1)      the number and type of Products sold by country;
                  (2)      minimum annual payments due; and
                  (3)      total payments due.

Concurrently with the delivery of each such report, Salton shall pay to Westinghouse the amounts due for the period covered by such report. If no payments are due, it shall be so reported. In addition, within thirty (30) days of execution of this Agreement, Salton shall report and pay over to Westinghouse all amounts due under this Agreement from the Effective Date.

         4.7 Sales of Products in currencies other than United States dollars shall be converted to United States dollars at the conversion rate stated in the Wall Street Journal for the day prior to the date payment is made by Salton.

         4.8 All payments made hereunder by Salton shall be made payable to "Westinghouse Electric Corporation" by check or by immediately available United States funds and delivered to:


                  President
                  Westinghouse Electric Corporation
                  c/o Viacom Inc.
                  Controller's Office - 53rd Floor
                  1515 Broadway
                  New York, NY 10036

with a copy of the notice of payment to:

                  Jo Ann Haller
                  Assistant General Counsel
                  Westinghouse Electric Corporation
                  11 Stanwix Street
                  Pittsburgh, PA  15222

and to:
                  Allan Feldman, President
                  Leveraged Marketing Corporation of America
                  156 West 56th Street
                  New York, New York 10019


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                      5.0 - OWNERSHIP OF THE LICENSED MARKS

         5.1 Salton acknowledges that the Marks, worldwide, are the property of Westinghouse and that Westinghouse has substantial and valuable goodwill in the Marks. Salton shall take all reasonable measures to maintain and protect Westinghouse's proprietary rights including placing any reasonable notice of such ownership that Westinghouse shall reasonably require. Salton shall cooperate fully and in good faith with Westinghouse for the purpose of securing and preserving Westinghouse's rights in and to the Marks. Salton shall execute any documents reasonably required by Westinghouse to protect the Marks. To the extent that Licensee incurs any out of pocket expense, including legal fees and costs, Westinghouse shall reimburse Salton within forty-five (45) days after Salton submits a statement for such fees and costs accompanied by reasonable documentation. Salton shall not take any action, or by its knowing inaction allow any event to occur, which would injure or impair Westinghouse's proprietary rights in and to the Marks. Salton shall not contest the validity of the Marks or any rights of Westinghouse therein, nor shall Salton willingly become an adverse party in litigation in which others shall contest the Marks or Westinghouse's said rights. In addition thereto, Salton shall not in any way seek to avoid its obligations hereunder because of the assertion or allegation by any persons, entities or government agencies, bureaus, or instrumentalities that the Marks, or any of them, are invalid or ineffective or by reason of any contest concerning the rights of Westinghouse therein; provided however, that, if there is a final determination by a court or arbitration panel that a third party owns the Marks and/or the rights granted under this Agreement to Salton, Licensee shall have no obligations under this Agreement if its use of the Marks under this Agreement is impaired or Salton is required to make additional royalty payments to such third party for continued use of the Marks.

         5.2 Salton shall indicate on all Product packaging and related advertising materials intended to be delivered to consumers that the Products are manufactured and distributed by or for Salton.

         5.3 Salton shall comply with proper use instructions as Westinghouse may issue from time to time with respect to the Marks; provided that, to the extent that there is packaging, advertising or other materials or Product Inventory already in inventory which has been approved by Westinghouse, Salton shall have the right to use up such inventory before making changes in such packaging, advertising or other materials or Product Inventory.

                  6.0 REPRESENTATIONS, WARRANTIES AND COVENANTS

         6.1 Salton represents warrants and covenants to Westinghouse as follows:

                  6.1.1 Salton will not use the Marks and has not and will not grant any right or license to use the Marks other than as authorized under this Agreement.

                  6.1.2 Salton is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Salton has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                  6.1.3 The execution, delivery and performance by Salton of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Salton is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

                  6.1.4 Salton is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement (except as



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set forth in Schedule 6.1.4), instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

                  6.1.5 Salton's execution and delivery of this Agreement and performance of its obligations hereunder, including the obligation of payments hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which Salton is a party or by which it is bound except as set forth in Schedule 6.1.4.

                  6.1.6 There are no claims, actions, suits, or other proceedings pending, or to the knowledge of Salton, threatened, which, if adversely determined, would adversely affect the ability of Salton to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

                  6.1.7 Salton: (i) has received no notice from any governmental authority to the effect that it is not in compliance with and is now in compliance with and (ii) shall comply with all applicable laws and regulations relating to the manufacture (to the extent, if any, that it is a manufacturer), sale and distribution of the Products and shall require its subcontractors to comply with applicable laws and regulations relating to the manufacture of the Products.

                  6.1.8 Without cost to Westinghouse, Salton shall maintain insurance that protects Westinghouse, its officers, directors, employees, agents, and its parent, affiliates and their officers, employees and agents against any and all liability regardless of the basis, including punitive or exemplary damages in connection with (a) Salton's use of the Marks in violation of this Agreement, (b) any alleged defect(s) in the Products, and (c) the design, use, manufacture (to the extent, if any, that Salton is a manufacturer), distribution, marketing, sale or servicing of the Products including but not limited to product liability and any alleged contractual liability of Westinghouse in connection with such actions concerning the Products. The kinds and amounts of insurance shall be as Salton and Westinghouse from time to time agree, and at a minimum shall include the following:

                  6.1.8.1 Salton shall maintain in effect for at least the life of all the Products manufactured, distributed or serviced by or for Salton, liability insurance, written on an occurrence basis, with limits of at least Five Million U.S. Dollars ($5,000,000) per occurrence, or in years 2004 and later, such higher amount as may be reasonable considering legal or economic changes as well as deteriorating loss experience. The insurance will cover at least the liabilities typically insured by commercial general liability policies (including products/completed operations, advertising liability) issued in the year this Agreement is signed. Westinghouse shall be an additional insured on such policies, which shall contain severability of interest or cross liability clauses.

                  6.1.8.2 All insurance shall be provided by insurance companies, on policy forms, and with deductibles and retentions acceptable to Westinghouse, such acceptance not to be unreasonably withheld. Any such deductible or retention shall be the responsibility of Salton.

                  6.1.8.3 Such insurance or risk financing arrangements shall be primary with no rights of contribution equitable or otherwise, with any other insurance afforded Westinghouse.

                  6.1.8.4 Salton shall furnish Westinghouse with certificates of insurance within thirty (30) days after execution of this Agreement, and annually thereafter. Such certificates will stipulate that coverage will not be canceled, reduced, or modified without thirty (30) days prior written notice to Westinghouse. Any cancellation, reduction or modification, without the prior written consent of Westinghouse, which results in there not being in force insurance coverage which satisfies all the requirements of Section 6.1.8, including all its subsections, shall be deemed a material breach of this Agreement.

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                  6.1.8.5 At reasonable times on advance written notice to
Salton, Westinghouse may review the insurance policies at Salton's offices.

                  6.1.8.6 The requirements of this clause will survive this Agreement, and will remain in effect for at least the life of the Products manufactured, distributed, or serviced by or for Salton.

         6.2 Westinghouse represents, warrants and covenants to Salton as follows:

                  6.2.1 Westinghouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Westinghouse has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                  6.2.2 The execution, delivery and performance by Westinghouse of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Westinghouse is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

                  6.2.3 Westinghouse is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

                  6.2.4 Westinghouse is the owner of the Marks and, to Westinghouse's knowledge, the use of the Marks in the manufacture, advertising, sale and promotion of any of the Products will not infringe any intellectual property or any other rights of any third party.

                  6.2.5 Westinghouse has the full right, power and authority to grant the license as set forth in Article 2.0 hereof.

                  6.2.6 Licensor is not subject to nor obligated under its certificate of incorporation or bylaws, any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement except as set forth in Schedule 6.1.4.

                  6.2.7 Licensor's execution and delivery of this Agreement and performance of its obligations hereunder, including the obligation of payments hereunder, do not and will not conflict with, violate, or result in any default under any agreement, instrument or other contract to which Licensor is a party or by which it is bound except as set forth in Schedule 6.1.4.

                  6.2.8 There are no claims, actions, suits, or other proceedings pending, or to the knowledge of Licensor, threatened, which, if adversely determined, would adversely affect the ability of Licensor to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

                                      -9-
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                              7.0 - INDEMNIFICATION

         7.1 Salton shall indemnify and hold Westinghouse and its affiliates, as well as their respective officers, directors, agents, employees, successors and assigns, harmless from and against any and all claims, suits, damages, liabilities, costs and expenses including, but not limited to, court costs and reasonable attorneys fees, arising out of, based on or in any other manner related to:

                  7.1.1 the breach of any representation, warranty, covenant or obligation of Salton under this Agreement;

                  7.1.2 any use by Salton of the Marks which is not permitted by or not in accordance with the terms of this Agreement;

                  7.1.3 any defect or alleged defect in the Products including, without limitation, any injuries to persons or property arising therefrom; or

                  7.1.4 the design, manufacture, distribution, promotion or sale of the Products including, without limitation, infringement of patents or misappropriation of trade secrets;

                  7.1.5 any claims by third parties against Westinghouse arising out of this Agreement, except to the extent such claims directly result from Westinghouse's breach of its warranties in Section 6.2.

         7.2 Westinghouse shall indemnify and hold harmless Salton from and against the cost and expenses (including, without limitation, reasonable attorneys fees and costs) of any and all claims, suits, losses, damages, costs, demands, obligations, investigations, causes of action, and judgments arising out of any assertion or allegation by any persons, entities or government agencies that the Marks used by Salton under this Agreement infringe any trademark, trade name or any other personal property right of a third party.

         7.3 A party (the "Notifying Party") shall promptly notify the other party (the "Indemnifying Party") of the existence of any claim, demand or other action giving rise to a claim for indemnification under this Agreement which involves a third party (a "Third Party Claim") and shall give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel, provided that the Notifying Party shall at all times have the right to participate in such defense at its own expense.

         7.4 Each party shall make available to the other, at the other's expense, such information and assistance as the other shall reasonably request in connection with the defense of a Third Party Claim threatened or filed in connection with any activities conducted hereunder.

                                8.0 - DISCLAIMERS

         8.1      Nothing contained in this Agreement shall be constructed as:

                  8.1.1 (Except as provided in Section 3.1 and Article 6.0) A WARRANTY WHETHER STATUTORY, EXPRESSED OR IMPLIED, A WARRANTY OF MERCHANTABILITY, A WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR A WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE;

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

                  8.1.2 an agreement to bring or prosecute actions or suits against third parties or conferring any right to bring or prosecute actions or suits against third parties; and

                  8.1.3 conferring any right to use in advertising, publicity, or otherwise, any trademarks, service marks, trade name or name of Westinghouse, or any contraction, abbreviation or simulation thereof, except as specifically permitted in this Agreement.

                     9.0 - TERM, TERMINATION AND EXPIRATION

         9.1 The Base Term of this Agreement shall be for six (6) year(s) commencing March 31, 2002 and ending on March 31, 2008 at midnight Eastern Standard Time, unless sooner terminated.

         9.2 This Agreement shall automatically renew for five (5) 5-year increments (each an "Extension Term"). In the event Salton chooses not to extend the term of the Agreement, Salton shall so notify Westinghouse in writing no later than 120 days prior to the end of the Base Term or then-current Extension Term, as applicable and in such case, this Agreement shall terminate effective the last day of such Base Term or Extension Term. The Base Term and any exercised Extension Term are referred to as the Term of the Agreement.

         9.3 Westinghouse may elect to terminate this Agreement upon thirty (30) days' prior written notice to Salton if:

                  9.3.1 Salton does not meet the quality standards for the Products as established pursuant to the terms of this Agreement;

                  9.3.2 Salton's use or misuse of the Marks in violation of this Agreement may bring discredit to Westinghouse;

                  9.3.3 Salton fails to make payments due Westinghouse when due under this Agreement;

                  9.3.4 any proceeding is instituted by or for Salton for bankruptcy, reorganization or other relief for debtors; or

                  9.3.5 any proceeding is instituted by or for Salton to dissolve its corporate structure or for winding-up.

                  9.3.6 Salton directly or indirectly, merges or otherwise comes under the shared or sole control or direction of any other party contrary to the terms of Section 14.1.

         9.4 In the event of an alleged material breach by either party of any of the terms of this Agreement, the party suffering such breach shall give notice to the other, in writing, thereof, specifying the type and circumstances pertaining to such breach in form sufficient to enable opportunity for correction thereof by the party allegedly in breach. If such breach shall not have been remedied during a ninety (90) day period immediately following the receipt of such notice, the party giving said notice shall have the right to notify the other in writing of its decision to terminate this Agreement. In the event that the breach is remedied within such ninety (90) day period, this Agreement shall continue in full force and effect the same as if no notice had been given. Waiver by any party of its right to terminate because of any one breach shall not constitute a waiver of any subsequent breach of the same or of a different nature. No termination of this Agreement by expiration or otherwise shall relieve or release any party from any of its obligations hereunder with respect to royalties due or acts committed under this Agreement.

         9.5      Upon any expiration or termination of this Agreement:

                  9.5.1 all rights granted to Salton hereunder terminate at such expiration or termination;

                  9.5.2 Salton shall immediately discontinue any and all use of the Marks but shall be permitted to sell remaining stock within six (6) months. Salton shall continue to abide by the terms of this Agreement respecting the Products during the six (6) month period. Westinghouse shall be entitled to receive royalties on the sale of such stock in accordance with Article 4.0. After the expiration of the aforesaid six (6) month period, Salton shall destroy all Product and packaging and promotional material remaining in Salton's possession which are identified in any manner by or with the Marks. Notwithstanding the above, Westinghouse shall have the right to purchase such excess stock of Licensed Items, in whole or in part, prior to any sale or offer of sale by Salton to any third party, for an amount equal to the wholesale cost of such Licensed Items. It is specifically understood and agreed that the Salton's right to dispose of stock shall be conditioned upon the absence of harm to the Marks and/or the reputation of Westinghouse arising from the Salton's use of the Marks, as determined by Westinghouse in its sole discretion.

                  9.5.3 the expiry or withdrawal of Salton's right to use the Marks shall not entitle Salton to compensation or damages of any description other than as provided in Section 9.4;

                  9.5.4 all accrued payments to Westinghouse shall be paid to Westinghouse within thirty (30) days of such expiration or termination;

                  9.5.5 all monies previously paid to Westinghouse pursuant to this Agreement will be retained by Westinghouse; and

                  9.5.6 the provisions of Article 7.0 and 9.0 shall survive.

                              10.0 - MINIMUM SALES

         10.1 Beginning in the fifth Contract Year, Westinghouse, upon ninety days written notice to Salton, may elect to amend the definition of Territory to delete therefrom the following jurisdictions should the NS of all Products sold by or for Salton not exceed the respective minimums indicated below for the preceding calendar year.

                  Jurisdiction                              NS ($US)
                  ------------                              --------
         North America                                        $*
         South America                                        $*
         Europe                                               $*
         Africa                                               $*
         Asia                                                 $*
         Australia - New Zealand                              $*

From and after such deletion from the definition of Territory, Salton's license under this Agreement for those jurisdictions shall be terminated.

         10.2 Beginning in the third Contract Year, Westinghouse, upon ninety days written notice to Salton, may elect to amend the definition of Products to delete therefrom a Category should the NS of Products sold by or for Salton within such Category not exceed the respective minimums indicated below

--------
* Confidential Treatment Requested
for the immediately preceding calendar year:

                  Category                           NS ($US)
                  --------                           --------
         Kitchen Electronics                             $*
         Fans/Heaters                                    $*
         Personal Care                                   $*
         Table Top Cleaners                              $*
         Clocks                                          $*
         Vacuums                                         $*


                              11.0 - EFFECTIVE DATE

         11.1 Upon execution by both parties, the Effective Date of this Agreement shall be March 31, 2002.

                              12.0 - CHOICE OF LAW

         12.1 This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York.

                                  13.0 - NOTICE

         13.1 Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when sent by certified mail, telex, or telegram, and if given or rendered to Salton addressed to:

                  David Sabin
                  Chairman
                  Salton, Inc.
                  1955 West Field Court
                  Lake Forest, IL  60045

with a copy to:
                  Marc Levenstein
                  Senior Vice President and General Counsel
                  Salton, Inc.
                  1955 West Field Court
                  Lake Forest, IL  60045

or, if given or rendered to Westinghouse addressed to:


                  President
                  Westinghouse Electric Corporation
                  c/o Viacom Inc.
                  Controller's Office - 53rd Floor
                  1515 Broadway
                  New York, NY 10036
with a copy to:
                  Jo Ann Haller
                  Assistant General Counsel
                  Westinghouse Electric Corporation
                  11 Stanwix Street
                  Pittsburgh, PA  15222

and a copy to:
                  Allan Feldman, President
                  Leveraged Marketing Corporation of America
                  156 West 56th Street
                  New York, New York 10019

  or, in any case, to such changed address or person as Westinghouse or Salton shall have specified by written notice pursuant hereto.



                        14.0 - ASSIGNMENT/SUBCONTRACTING



         14.1 Salton shall not assign this Agreement in whole or in part without the prior written consent of Westinghouse, except that Salton shall have the right to assign this Agreement as in connection with (1) the merger of Salton into or the consolidation of Salton with another company that becomes the surviving entity or (2) the acquisition of all or substantially all of the assets and business of Salton by another company (each an "Acquisition" for purposes of this Section 14.1), provided that: a. the business of Salton is continued and b. the net worth of the surviving entity immediately following any such Acquisition is not less than the net worth of Salton immediately prior to any such transaction. Notwithstanding the right granted to Salton in this
Section 14.1 to assign this Agreement in the case of an Acquisition of Salton, Salton shall not have such right unless Salton first receives the advance written consent of Westinghouse if the assignee is a person, company or other entity that, at the time of such Acquisition of Salton, owns or controls through a subsidiary or is owned or controlled by a person, company or other entity that owns or controls, a "Significant Rival Trademark". As used in this Section 14.1, a Significant Rival Trademark is a trademark that is nationally known in both the United States and the large countries of Western Europe; (ii) is used to market a variety of small kitchen electric products and other home use and non home use products both in the United States and in the large countries of Western Europe and (iii) also refers to the name of a well known company. Salton and Westinghouse agree that: (x) two current examples of a Significant Rival Trademark are the trademarks "General Electric" and "GE" and (y) current examples of trademarks that are not, at the date hereof, Significant Rival Trademarks are Cuisinart and Moulinex.

         14.2 Westinghouse may assign this Agreement in whole or in part.

         14.3 Salton is responsible for the work of any of its contractors or subcontractor and for any debts, obligations or liabilities incurred by any such contractors or subcontractor in connection with the Products. Salton shall discontinue using any contractor or subcontractor who shall fail to comply with quality standards and/or delivery schedules required by Salton or Westinghouse

                               15.0 - SEVERABILITY



         15.1 The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.



                                  16.0 - MERGER



         16.1 This instrument sets forth the entire and only agreement between the parties hereto as to the subject matter hereof; reflects and merges all pertinent prior discussions and correspondence pertaining thereto, and supersedes and cancels all pre-existing agreements pertaining thereto between them. Any representation, promise, definition, warranty or condition pertaining thereto and not incorporated herein, shall not be binding upon either party. This instrument shall not become effective unless and until dated and signed below on behalf of each of the parties by their duly authorized officers or representatives. This instrument and its appendices may not be modified, enlarged, or changed in any way hereafter except by an instrument signed by each of the parties hereto.



                       17.0 - REPORTING OF ADVERSE EVENTS



         17.1 Salton shall report to Westinghouse, within forty-eight [48] hours from receipt of the information, any materially adverse event that is reported to occur as a result of use of any of the Products. Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the events and use of the Products. A materially adverse event includes any experience relating to the Products which is reasonably regarded to be seriously detrimental to person or property in any manner.



                           18.0 - FINANCIAL STANDARDS



         18.1 Salton shall provide its annual financial statements to Westinghouse annually or its quarterly financial statements as requested by Westinghouse. So long as Salton remains a publicly held company, Westinghouse shall be entitled only to such statements as are required to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. Such financial statements shall be prepared in accordance with U.S. GAAP. Salton must promptly notify Westinghouse of a termination of any significant line of credit of or guarantee of indebtedness by personal guarantor. Should Salton's net worth fall below $25,000,000 in the aggregate, Westinghouse may terminate this Agreement. Likewise, Licensor may terminate this Agreement immediately if any of the following occur: (1) Salton is in default under the provisions of any line of credit or debt agreement with financing institutions; (2) a sale or transfer of Salton's assets which, in Westinghouse's opinion, may affect the ability of Salton to operate its business pursuant to this Agreement; or (3) Salton incurs net operating losses in the aggregate for two or more consecutive years.

                         19.0 - RELATIONSHIP OF PARTIES



         19.1 The relationship hereby established between Salton and Westinghouse is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.



                       20.0 - AGENTS, FINDERS AND BROKERS



         20.1 Each of the parties to this Agreement shall be responsible for the payment of any and all agent, brokerage and/or finder commissions, fees and related expenses incurred by it in connection with this Agreement or the transactions contemplated hereby and agrees to indemnify the other and hold it harmless from any and all liability (including, without limitation, reasonable attorney's fees and disbursements paid or incurred in connection with any such liability) for any agent, brokerage and/or finder commissions, fees and related expenses claimed by its agent, broker or finder, if any, in connection with this Agreement or the transactions contemplated hereby. Westinghouse's sole agent/finder/broker in connection with this Agreement is Leveraged Marketing Corporation of America ("LMCA") with offices at 156 West 56th Street, New York, New York 10019. As between Westinghouse and Salton, any and all commissions, fees and/or other monies due LMCA in connection with this Agreement shall the responsibility of Westinghouse.



         IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have caused these presents to be signed by their proper officers thereunto duly authorized.



SALTON INC.                                           WITNESS:


BY: /s/ David Sabin
    ------------------                                --------------------------
    David Sabin
    Chairman


DATE:
      ----------------


WESTINGHOUSE ELECTRIC CORPORATION                     WITNESS:


BY: /s/ James F. Davis                                --------------------------
    ------------------
    James F. Davis
    Vice President


DATE:
      ----------------